Exhibit 5.19

[MITCHELL WILLIAMS Letterhead]

WRITER’S DIRECT DIAL

501-688-8806

June 23, 2011

ClubCorp Club Operations, Inc.

3030 LBJ Freeway, Suite 600

Dallas, Texas 75234

Ladies and Gentlemen:

We have acted as special Arkansas counsel to Diamante’ Golf Club Management, Inc. and Diamante’ Golf Club Partners, Inc., each an Arkansas corporation together (the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by ClubCorp Club Operations, Inc., a Delaware corporation (the “Company”), the Guarantors and the other registrant guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $415,000,000 aggregate principal amount of 10% Senior Notes due 2018 (the “Exchange Notes”) and the issuance by the Guarantors and the other guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes will be issued under, and the Guarantees are issued as provided in, an indenture dated as of November 30, 2010 (the “Indenture”), among the Company, the guarantors named therein (including the Guarantors) and Wilmington Trust FSB, as trustee (the “Trustee”). The Company will offer the Exchange Notes and the Guarantees in exchange for up to $415,000,000 aggregate principal amount of its outstanding 10% Senior Notes due 2018 and the related guarantees.

We have examined the Registration Statement and the Indenture, which Indenture has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents, and other instruments and have made such other investigations as we have deemed relevant or necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion letter, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have assumed that the Exchange Notes and the Indenture are the Company’s valid and legally binding obligations and that the Indenture is the valid and legally binding obligation of the Company, the guarantors named therein (excluding the Guarantors) and the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.             Each of the Guarantors is a corporation, duly formed, validly existing and in good standing under the laws of the State of Arkansas, and has the power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

2.             Each of the Guarantors has duly authorized, executed and delivered the Indenture.

3.             The Guarantees have been duly authorized and issued by each of the Guarantors.

4.             The execution and delivery by each of the Guarantors of the Indenture and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby (a) do not and will not violate its organizational documents and (b) do not and will not violate any Arkansas statute or any rule or regulation issued pursuant to any Arkansas statute or any order issued by any court or governmental agency or body and binding on any such Guarantor and identified to us by the Guarantor to be presently in effect and binding on the Guarantor.

5.             When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon consummation of the exchange described in the Registration Statement, the Guarantee of the Guarantors will constitute the valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with the terms of each Guarantee.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law), including an implied covenant of good faith and fair dealing.

We do not express any opinion concerning any law other than the laws of the State of Arkansas.

The foregoing opinions may be relied upon by your counsel, Simpson Thacher & Bartlett LLP, in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ MITCHELL, WILLIAMS, SELIG,
GATES & WOODYARD, P.L.L.C.
MITCHELL, WILLIAMS, SELIG,
GATES & WOODYARD, P.L.L.C.

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